Exhibit 99.1

3 Bethesda Metro Center Suite 630 Bethesda, MD 20814 Ph: 301.280.1992 Fax: 301.280.1996

At RegeneRx:	At the Financial Relations Board:
J.J. Finkelstein jjfnk@regenerx.com 301.961.1992	Tim Grace Media Inquiries 312.640.6667	Leslie Loyet Investor Inquiries 312.640.6672	Kathy Waller General Inquiries 312.640.6696

News Release. . .

RegeneRx Receives $5 Million Equity Investment

Capital to be Utilized to Accelerate Cardiovascular and

Ophthalmic Clinical Development

BETHESDA, MD, June 23, 2005 - RegeneRx Biopharmaceuticals (AMEX: RGN) announced a $5 million private placement of its common stock to Defiante Farmaceutica, L.d.a., a wholly-owned subsidiary of Sigma-Tau Group, and two of its affiliates. Under the terms of the transaction, the investors purchased 1.538 million shares of common stock at $3.25 per share. The investors may not sell or distribute the securities for five years and have given their proxies to RegeneRx management to vote the shares during the lock-up period. At the end of the five year lock-up period, RegeneRx, at its option, may buy-back for $5.00 per share the number of shares required to maintain Sigma-Tau’s (and its affiliates’) equity ownership at 30.1%, the same percentage as it stood prior to this transaction. Closing of the transaction is expected to occur within ten days. There were no placement fees associated with the offering.

After the transaction, RegeneRx has approximately $10 million in cash and short term investments. Proceeds from the offering will primarily be used to accelerate work in the cardiovascular and ophthalmic fields with a goal to file INDs with the FDA in the first quarter of 2006, thus allowing RegeneRx to conduct clinical trials with Tß4 for the treatment of patients suffering acute myocardial infarctions (heart attacks) and injuries to the cornea (eye). RegeneRx currently has three Phase II dermal wound healing clinical trials that have been cleared by the FDA, one of which is being conducted by Sigma-Tau in Europe. Tß4 has been the subject of a number of scientific articles describing its potential therapeutic use for these indications.

“Sigma-Tau Group’s investment comes at a very opportune time as it allows us to initiate clinical development of the cardiovascular and ophthalmic components of our therapeutic platform at the best cost of capital currently available and in parallel with our dermal wound healing program. It also indicates Sigma-Tau’s confidence in the technology and our ability to execute a robust and aggressive clinical program that we believe will be to the ultimate benefit of our stockholders,” said J.J. Finkelstein, RegeneRx’s President and Chief Executive Officer.

Thymosin Beta 4

Tß4 is a naturally occurring peptide present in virtually all human cells. It is a first-in-class drug that promotes endothelial cell differentiation, keratinocyte migration, collagen deposition, and down-regulates certain inflammatory cells. A key mechanism of action is Tß4’s ability to regulate the cell-building protein, actin, a vital component of cell structure. Additionally, Tß4 directly influences the production of laminin-5, a protein necessary for proper adhesion of certain types of mammalian cells and an important component of the wound healing process. It has also recently been reported that Tß4 can inhibit or prevent apoptosis (programmed cell death) in ocular tissue and cardiac tissue. Researchers at the National Institutes of Health (NIH), and at other academic institutions throughout the U.S., have published numerous scientific articles indicating that Tß4 is effective in accelerating dermal and corneal wounds in several animal models, under a variety of conditions. A recent article appeared in the scientific journal, Nature, indicating that Tß4 prevents and/or repairs cardiac damage in laboratory animals after a myocardial infarction (heart attack).

RegeneRx Biopharmaceuticals, Inc.

RegeneRx (www.regenerx.com) is a biopharmaceutical company developing Tß4 as a platform technology for the treatment of acute and chronic wounds and for a variety of human diseases involving tissue and organ repair under an exclusive world-wide license from the National Institutes of Health. The company holds over fifty world-wide patents and patent applications related to dermal, ocular, and internal wounds and tissue repair, including the treatment and prevention of cardiac and neurological injuries, as well as issued patents related to the treatment of septic shock. RegeneRx recently received clearance from the U.S. FDA for its first three Phase II dermal wound healing clinical trials and has targeted cardiac and ophthalmic wound healing as part of its ongoing clinical development program.

Sigma-Tau Group

Sigma-Tau is a leading research-based Italian pharmaceutical company with annual revenues of 672 million Euros in 2004 (US$ 813 million at the current exchange rate) and over 2400 employees worldwide and is RegeneRx’s largest shareholder. Therapeutic areas in which the company’s research and development are focused include oncology, neurology, cardiovascular disease, gastroenterology, metabolism and immunology. Sigma-Tau has operating subsidiaries throughout Europe and the U.S., maintains a presence in all of the world’s major pharmaceutical markets and has financial interests in public and private biotechnology companies throughout the world.

The information in this press release may include certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements concern the Company’s current expectations regarding future events, including the ongoing and prospective development of Tß4 and possible future benefits to the Company, its shareholders, and patients. Due to the nature of product development and the regulatory approval process, the forward-looking statements are subject to risks and uncertainties, including those reflected in the Company’s filings with the Securities and Exchange Commission, particularly its most recent Annual Report on Form 10-KSB. The Company assumes no obligation to update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company.

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